Putnam Massachusetts Tax Exempt Income Fund, as of November 30,
2008 semiannual shareholder report

In March 2008, Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161) an amendment of FASB Statement No. 133, was issued and is effective for fiscal years beginning after November 15, 2008. SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments and how derivative instruments affect an entitys financial position. Putnam Management is currently evaluating the impact the adoption of SFAS 161 will have on the funds financial statement disclosures.